UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2022 (August 24, 2022)

TREAN INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39392	84-4512647
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Lake Street West Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

(952) 974-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TIG	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 24, 2022, Benchmark Insurance Company (“Benchmark”), a subsidiary of Trean Insurance Group, Inc. (the “Company”), issued $50,000,000 in aggregate principal amount of Benchmark’s 6.75% surplus notes due 2042 (the “Surplus Notes”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the issuance of the Surplus Notes, Benchmark entered into a fiscal agency agreement, dated as of August 24, 2022 (the “Fiscal Agency Agreement”), with The Bank of New York Mellon, as fiscal agent, paying agent, registrar and transfer agent, providing for the terms of the Surplus Notes.

The Surplus Notes are unsecured, subordinated debt obligations of Benchmark and will be reflected on the consolidated financial statements of the Company. Any payments of principal and interest on the Surplus Notes are subject to prior approval by the Commissioner of the Kansas Insurance Department. Interest on the Surplus Notes accrues at the rate of 6.75% per year, and is payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year, commencing on November 24, 2022.

The Surplus Notes may be redeemed after 10 years, in full or in part, for 100% of the principal amount plus accrued but unpaid interest, and Benchmark may at any time repurchase Surplus Notes from the underlying holders thereof on the open market, after which such Surplus Notes will be cancelled and not re-issued. In addition, the Surplus Notes may be redeemed before August 24, 2032 upon the occurrence of certain changes in applicable tax laws or regulations that would require Benchmark to pay additional amounts necessary to reimburse the noteholders for new or changed withholding or deduction obligations.

In addition, pursuant to the Fiscal Agency Agreement, Benchmark made certain customary representations and warranties and made certain customary covenants. The covenants, among other things, (i) prevent Benchmark from incurring indebtedness exceeding 35% of its total surplus (as set forth in its statutory financial statements, and including the Surplus Notes), and restrict Benchmark’s ability to pay dividends to the Company if such ratio were to exceed 35% or would exceed 35% as a result of such payment; (ii) limit Benchmark’s ability to engage in a merger, sale or consolidation and require it to preserve its corporate existence; and (iii) require it to provide certain financial information and insurance regulatory filings to the noteholders. All of these covenants are subject to a number of important exceptions, limitations and qualifications. Notwithstanding the foregoing, noteholders do not have the right to declare the Surplus Notes to immediately mature or otherwise become immediately payable as a result of any breach of Benchmark’s covenants or under any other circumstances. Benchmark’s obligations under the Surplus Notes will only be accelerated in the event that any state or federal agency were to obtain an order or grant approval for the rehabilitation, liquidation, conservation or dissolution of Benchmark.

The Surplus Notes are expected to be sold by the initial purchaser thereof to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, and/or outside the United States pursuant to Regulation S under the Securities Act. The Surplus Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security.

The foregoing summary of the Fiscal Agency Agreement contained in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fiscal Agency Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company announced Benchmark’s issuance of the Surplus Notes in a press release dated August 24, 2022. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under Item 1.01 is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

Exhibit No.	Description

10.1	Fiscal Agency Agreement, dated as of August 24, 2022, by and between Benchmark Insurance Company and The Bank of New York Mellon

99.1	Press Release issued by Trean Insurance Group, Inc., dated August 24, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2022

TREAN INSURANCE GROUP, INC.

By:	/s/ Nicholas J. Vassallo
Name:	Nicholas J. Vassallo
Title:	Chief Financial Officer